Exhibit 99.1

Contact: Les Nelson Director – Investor Relations (309) 347-9709

Aventine Earnings More Than Double

Company Ships Record Volumes

•                  Net income was $12.8 million for the quarter and $54.9 million for the full year 2006

•                  Fully diluted EPS was $0.30 per share for Q4’06 and $1.39 for full year 2006

•                  2006 operating cash flow was $55.8 million

•                  Q4’06 sales volumes were at record levels

•                  Company made a $5 million investment in a Virgin Venture

•                  New Pekin dry mill begins operations

•                  Remaining debt repurchased

PEKIN, IL, (February 22, 2007) – Aventine Renewable Energy Holdings, Inc. (NYSE: AVR), a leading producer, marketer and end-to-end supplier of ethanol in the U.S., today announced that its results for the fourth quarter of 2006 more than doubled over the same period a year ago.

Ron Miller, Aventine’s President and Chief Executive Officer said, “Rising corn prices and a decline in the average gross sales price of ethanol tightened commodity spreads for ethanol producers during the fourth quarter versus the previous quarter.  However, we were able to offset some of this margin compression through increased sales.  We took advantage of increases in the spot price of ethanol late in the quarter to reduce inventory and ship record volumes.  Gallons sold in the fourth quarter increased 18.7% to 193.9 million gallons.”

Miller continued, “Our unique distribution infrastructure allowed us to inventory ethanol at the end of the third quarter instead of selling the gallons into an already depressed market.  We took advantage of the higher average ethanol prices in December to reduce inventory.  Our relationship with the end customer, knowledge of the marketplace and our distribution infrastructure are what make us unique and distinguish us from other ethanol producers.”

Fourth Quarter 2006 Financial Highlights

Revenue in Q4’06 increased 5.4% over Q3’06.  Revenue was $428.9 million in Q4’06.  Overall, the increase in revenue is the result of an increase in gallons sold.  The average gross sales price of ethanol in Q4’06 was $2.12 per gallon, down from the $2.37 received in Q3’06.  Ethanol prices recovered late in the fourth quarter, with spot ethanol prices ending the year at around $2.50 per gallon.  However, the pricing rally seen late in the fourth quarter was not enough to entirely offset the very weak pricing which existed early in the fourth quarter or from lower prices that we received overall on our fixed price contracts during the quarter.

We took advantage of the strong ethanol pricing in December to reduce inventory by approximately 12.0 million gallons during Q4’06.  Although the average cost per gallon of ethanol purchased in the fourth quarter was lower than the third quarter, the higher per gallon value of inventory at the end of the third quarter negatively impacted gross margin during the fourth quarter by $0.9 million, as this higher per gallon cost combined with falling ethanol prices had a negative effect on margins during October.

Gallons sold increased 18.7%, to 193.9 million gallons in Q4’06, as compared to 163.3 million gallons in Q3’06.  In the fourth quarter of 2006, we produced 35.3 million gallons, purchased 127.8 million gallons from our marketing alliance partners, purchased 18.8 million gallons from unaffiliated producers and marketers and decreased inventory by 12.0 million gallons.  Equity production increased in Q4’06 over Q3’06 by approximately 10%.

Corn costs in the fourth quarter increased significantly.  Average corn costs were $2.90 per bushel in Q4’06, up from $2.31 per bushel in Q3’06.  While our corn costs increased in Q4’06, they were well below the CBOT average daily closing price of $3.44 per bushel.  Approximately one-third of our corn usage requirements were hedged by taking long positions.

Co-product revenue for Q4’06 totaled $14.5 million, which was higher than the $13.7 million in Q3’06.  Co-product returns, as a percentage of the price of corn, fell during the fourth quarter, as the increase in sales prices for co-products failed to keep pace with the rate of increase in corn prices.  In Q4’06, we sold 242.5 thousand tons, versus 233.1 thousand tons in Q3’06.  Tonnage increased due to increased production.

Conversion costs in the quarter were negatively affected by increased maintenance costs resulting from weather related disruptions in production, from start-up costs associated with the new dry mill plant, and from stock-based compensation costs.  However, on a cost per gallon produced basis, conversion costs in Q4’06 were less than in Q3’06.  A substantial snow storm in Pekin and severe ice storm in Aurora lowered production by 500 thousand gallons and increased maintenance costs by $0.4 million.  Start-up costs associated with the new 57 million gallon dry mill facility totaled $0.4 million in the quarter.  Stock-based compensation costs included in conversion costs in Q4’06 were $0.2 million.  Taken together, these costs increased conversion costs overall by $0.03 per gallon in Q4’06.  Conversion costs per gallon decreased in Q4’06 versus Q3’06 due mostly to increased production.

SG&A expenses were $7.3 million in Q4’06 and $7.4 million in Q3’06.

Other operating income of $2.2 million includes a $1.3 million one-time special cash distribution received from Heartland Grain Fuels, a marketing alliance partner in which we held a 2% ownership interest, prior to their being acquired by Advanced Bio-Fuels.  After Heartland’s acquisition by Advanced Bio-Fuels, we now own approximately 1% of Advanced Bio-Fuels.

Other non-operating expense for the fourth quarter of 2006 includes $1.1 million of marked to market losses on corn futures contracts, versus income from marked to market gains in the third quarter of 2006 of $2.3 million.

The income tax rate for the fourth quarter was 27.8% versus a rate of 36.3% in the third quarter of 2006.  The lower rate in the fourth quarter of 2006 resulted from truing-up the estimated state tax rate used for 2006 to more accurately reflect state income tax rates being incurred.

Operational Highlights

The Company’s new 57 million gallon dry mill facility began grinding corn on December 31 and began full operations at nameplate capacity in mid-January 2007.  This pre-funded expansion was completed at a cost of approximately $1.22 per gallon.

We have also begun to make capital expenditures for our planned capacity expansions in Pekin, Illinois, Aurora, Nebraska and Mt. Vernon, Indiana.  Through December 31, including the purchase of land in Aurora, we have spent a total of $4.6 million on these projects.  Our lease agreement with the Ports of Indiana for the Mt. Vernon location has been signed by the Governor of Indiana.  We have filed for environmental permits with the appropriate governmental agencies for each of the proposed plants.  The engineering, procurement and construction contracts for these facilities are being negotiated.

As part of the continuing expansion of its marketing alliance, Aventine made a $5 million investment in a new marketing alliance partner, Indiana Bio-Energy, which gives us an approximately 8% ownership interest in this entity.  Indiana Bio-Energy’s largest investor, VBV LLC, is an entity majority-owned jointly by an affiliate of Sir Richard Branson’s Virgin Group and by Bioverda International Holdings Limited.  This facility will have 100 million gallons per year of nameplate capacity.

In early 2007, the Company also added a second Virgin Venture, Ethanol Grain Processors, as a marketing alliance partner.  This 100 million gallon nameplate capacity facility is expected to begin producing in late summer/early fall of 2008.  We will also market ethanol for two additional Panda ethanol plants in Yuma, Colorado and Haskell County, Kansas.  Each of these facilities will have 105 million denatured gallons of nameplate capacity when completed.  These facilities are expected to be completed no later than the first quarter of 2009.

In December, the Company repurchased the remaining $5 million of its senior secured floating rate notes which were not tendered in July 2006.  We paid a total of $5.2 million to repurchase the debt, including premiums.  The Company is now debt free, but expects to incur additional debt to finance its expansion plans.

Under the Company’s stock repurchase program approved by the Board in October, the Company repurchased 50,000 shares of its common stock during the fourth quarter at an average price of $23.04 per share.  The purchases were made in the open market during November.

Full-year 2006 Financial Highlights

Revenue in 2006 increased 70.2% from 2005.  Revenue was $1.6 billion in 2006 versus $0.9 billion in 2005.  Overall, the increase in revenue is the result of the increase in the average sales price of ethanol and an increase in gallons sold.  The average gross selling price of ethanol in 2006 was $2.18 per gallon, up from the $1.63 received in 2005.  The increase in ethanol prices is mostly the result of increased ethanol demand caused by the phase-out of MTBE as an oxygenate and from an increase in the renewable fuels standard, as well as from increases in discretionary blending.

Gallons sold increased 31.3%, to 695.8 million gallons in 2006, as compared to 529.8 million gallons in 2005.  For 2006, we produced 133.0 million gallons, purchased 493.0 million gallons from our marketing alliance partners, purchased 68.2 million gallons from unaffiliated producers and marketers and decreased inventory by 1.6 million gallons.  In 2005, we produced 138.1 million gallons, purchased 340.6 million gallons from our marketing alliance partners, purchased 68.8 million gallons from unaffiliated producers and marketers and increased inventory by 17.7 million gallons.

Corn costs in 2006 averaged $2.41 per bushel, versus $2.08 per bushel in 2005.

Co-product revenue for 2006 totaled $54.7 million, which was slightly lower than the $60.3 million in 2005.  Co-product revenue in 2006 was affected by lower average realized prices, and decreased co-product production.  Co-product shipments decreased in 2006 to 927.2 thousand tons, from 946.7 thousand tons in 2005 due to production issues.

Conversion costs for the year increased to $0.66 per gallon, from $0.56 per gallon for 2005.  The increase is mostly the result of higher costs due to the maintenance turnarounds taken at both of our facilities in the second quarter of 2006, along with production issues incurred at our Aurora facility in the second and third quarters of 2006, and from the results of severe weather incurred at both of our facilities in early December 2006.  Conversion costs were also affected in 2006 by stock-based compensation expense, higher enzyme and denaturant costs, and from one-time start-up costs related to the new dry mill in Pekin.

SG&A expenses were $28.3 million in 2006, compared to $22.5 million in 2005.  SG&A expenses increased as a result of expensing stock-based compensation in accordance with SFAS 123R and increased costs related being a public company.  Stock-based compensation expense in 2006 totaled $6.5 million, versus $1.9 million in 2005.

Other operating income of $3.4 million includes a $1.3 million one-time special cash dividend received from Heartland Grain Fuels prior to their being acquired by Advanced Bio-fuels.  The remainder represents dividends received from investments made in marketing alliance partners, and in payments received from various governmental agencies for ethanol production.

Other non-operating income for 2006 includes $3.7 million of marked to market gains on corn forward contracts, versus marked to market gains of $1.8 million in 2005.

Loss on early extinguishment of debt totaled $14.6 million in 2006.  The loss is related to the repurchase of all $160 million aggregate principal amount of our floating rate senior secured notes and from the write-off of deferred debt fees related to our amended and restated secured revolving credit facility.

The income tax rate for 2006 was 36.6% versus a rate of 36.9% in 2005.  2006 expense was affected by a lower estimated state tax rate used in the fourth quarter of 2006 which more accurately reflected state income tax rates being incurred.  2005 tax expense was affected by favorable true-ups in 2005 of the 2004 income tax provision.

At December 31, 2006, cash and short-term investments totaled $128.7 million, net working capital was $203.2 million, stockholders’ equity totaled $304.2 million and the Company had no debt outstanding.

Ethanol Capacity

As of February 22, 2007, nameplate equity capacity for Aventine totaled 207 million gallons per year, and its marketing alliance partners had nameplate capacity of 520 million gallons per year, for a total current capacity of 727 million gallons.  We have also announced additional equity projects with nameplate capacities totaling 550 million gallons.

Two of our partners, Verasun Fort Dodge, LLC and Verasun Aurora Corporation (formerly Verasun Energy Corporation), which represent 230 million gallons of nameplate capacity, have notified us that they intend to leave the alliance effective March 31, 2007.  In addition, Granite

Falls Community Ethanol, with 50 million gallons of nameplate capacity, has given notice that they intend to leave the alliance effective November 30, 2007, when their contract expires.  At this time, Granite Falls has asked us to submit a new proposal for marketing services.

We have signed additional marketing alliance contracts with both existing and new alliance partners that have either announced new ethanol production facilities or have facilities currently under construction which will produce an additional 1.2 billion gallons of ethanol per year when completed.

Fourth Quarter Conference Call

The Company will hold a conference call at 9:00 am central time (10:00 am eastern time) on February 23, 2007 to discuss the contents of this press release.  Dial in to the conference call at (800) 884-5695 (U.S.) or (617) 786-2960 (International), access code: 66673718, ten minutes prior to the scheduled start time.  A link to the broadcast can be found on the Company’s website at www.aventinerei.com in the Investor Relations section under the “Conference Calls” link.  If you are unable to participate at this time, a replay will be available through March 23, 2007 on this website or by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (International), access code:  48303226.  Should you have any problems accessing the call or the replay, please contact the Company at (309) 347-9709.

The tables and information following the text of this press release provide financial data that are included in this press release and that will be discussed on the conference call.  This includes a reconciliation of net income to adjusted earnings before interest, taxes, depreciation and amortization.  This press release, including these financial details, is now available on the Aventine website at www.aventinerei.com in the Investor Relations section under the heading Press Releases.

About Aventine

Aventine is a leading producer and marketer of ethanol in the United States.  We market and distribute ethanol to many leading energy companies.  In addition to ethanol, we are also a producer of distillers grains, corn gluten feed, corn germ and brewers’ yeast.  Our internet address is www.aventinerei.com.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release, are forward looking statements.  Any forward looking statements are not guarantees of Aventine’s future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements.  Aventine disclaims any duty to update any forward looking statements.  Some of the factors that may cause Aventine’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include the following:

•                  Changes in or elimination of laws, tariffs, trade or other controls or enforcement practices such as:

•                              National, state or local energy policy;

•                              Federal ethanol tax incentives;

•                              Regulation currently proposed and/or under consideration which may increase the existing renewable fuel standard and other legislation mandating the usage of ethanol;

•                              State and federal regulation restricting or banning the use of Methyl Tertiary Butyl Ether;

•                              Environmental laws and regulations applicable to Aventine’s operations and the enforcement thereof;

•                  Changes in weather and general economic conditions;

•                  Overcapacity within the ethanol and petroleum refining industries;

•                  Total United States consumption of gasoline;

•                  Availability and costs of products and raw materials, particularly corn, coal and natural gas;

•                  Labor relations;

•                  Fluctuations in petroleum prices;

•                  The impact on margins from a change in the relationship between prices received from the sale of co-products and the price paid for corn;

•                  Aventine’s or its employees’ failure to comply with applicable laws and regulations;

•                  Aventine’s ability to generate free cash flow to invest in its business and service any indebtedness;

•                  Limitations and restrictions contained in the instruments and agreements governing Aventine’s indebtedness;

•                  Aventine’s ability to raise additional capital and secure additional financing, and our ability to service such debt, if obtained;

•                  Aventine’s ability to retain key employees;

•                  Liability resulting from actual or potential future litigation;

•                  Competition;

•                  Plant shutdowns or disruptions at our plant or plants whose products we market;

•                  Availability of rail cars and barges;

•                  Renewal of alliance partner contracts;

•                  Our ability to receive and/or renew permits to construct and/or commence operations of our proposed capacity additions in a timely manner, or at all; and

•                  Fluctuations in earnings resulting from increases or decreases in the value of ethanol inventory

Tables to follow -

Aventine Renewable Energy Holdings, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended		Year ended December 31,
(In thousands except per share amounts)	12/31/06	9/30/06	12/31/05	2006	2005

Net sales	$428,942	$407,053	$288,259	$1,592,420	$935,468
Cost of goods sold	405,476	379,708	269,086	1,460,806	848,053
Gross profit	23,466	27,345	19,173	131,614	87,415
Selling, general and administrative expenses	7,306	7,385	8,690	28,328	22,500
Other expense (income)	(2,167)	(616)	(276)	(3,389)	(989)
Operating income	18,327	20,576	10,759	106,675	65,904
Other income (expense):
Interest income	1,438	1,449	708	4,771	2,218
Interest expense	—	(747)	(4,341)	(9,348)	(16,510)
Loss on early extinguishment of debt	(150)	(14,448)	—	(14,598)	—
Other non-operating income (expense)	(1,148)	2,348	467	3,654	1,781
Minority interest	(774)	(876)	(706)	(4,568)	(2,404)
Income before income taxes	17,693	8,302	6,887	86,586	50,989
Income tax expense	4,920	3,015	2,393	31,685	18,807
Net income	12,773	$5,287	$4,494	$54,901	$32,182

Per share data:
Income per common share – basic:	$0.31	$0.13	$0.13	$1.43	$0.93
Basic weighted average number of common shares	41,804	41,541	34,694	38,411	34,686

Income per common share – diluted:	$0.30	$0.12	$0.12	$1.39	$0.89
Diluted weighted average number of common and common equivalent shares	42,813	42,691	36,473	39,639	36,052

Gallons by source:
Gallons produced	35,280	32,099	34,544	132,957	138,119
Gallons purchased from alliance partners	127,823	124,382	109,281	492,973	340,589
Gallons purchased from non-affiliated producers	18,795	18,314	19,734	68,234	68,791
Inventory (increase) decrease	12,020	(11,454)	(10,926)	1,620	(17,663)
Total gallons sold	193,918	163,341	152,633	695,784	529,836

Aventine Renewable Energy Holdings, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	December 31, 2006	December 31, 2005

Assets
Cash and cash equivalents	$29,791	$3,750
Short-term investments	98,925	—
Accounts receivable, net	79,729	46,625
Inventory	67,051	54,651
Other current assets	10,995	5,147
Property, plant and equipment, net	115,645	42,856
Restricted cash for plant expansion	—	60,362
Other assets	6,000	8,586
Total assets	$408,136	$221,977
Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and other accrued expenses	$83,244	$58,781
Short-term borrowings	—	1,514
Long-term debt	—	160,000
Deferred taxes	6,104	6,703
Minority interest	10,221	8,675
Other long-term liabilities	4,404	6,958
Total liabilities	103,973	242,631
Stockholders’ equity (deficit)	304,163	(20,654)
Total liabilities and stockholders’ equity (deficit)	$408,136	$221,977

Aventine Renewable Energy Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year ended December 31,
(In thousands)	2006	2005

Operating Activities
Net income	$54,901	$32,182
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,628	3,623
Deferred income taxes	(1,178)	2,589
Loss on early extinguishment of debt	14,598	—
Stock based compensation expense	6,478	1,931
Minority interest	4,568	2,404
Other	729	(901)
Net changes in operating assets and liabilities	(28,955)	(15,123)
Net cash provided by operating activities	55,769	26,705

Investing Activities
Additions to property, plant and equipment	(76,499)	(20,672)
Increase in restricted cash for investing activities	(1,257)	(1,971)
Use of restricted cash for plant expansion	31,857	4,109
Proceeds from the sale of assets	131
Release of restricted cash	29,762	—
Investment in short-term securities	(98,925)	—
Investment in marketing alliance	(5,000)	—
Net cash used for investing activities	(119,931)	(18,534)

Financing Activities
Net repayments on revolving credit facilities	(1,514)	(11,277)
Repayment of senior secured notes, including premiums	(168,899)	—
Proceeds from stock option exercises	220	173
Tax benefit from stock option exercises	3,687	2,122
Net proceeds from the sale of common stock	260,883	256,054
Repurchase of common stock	(1,152)	(256,054)
Distributions to minority shareholders	(3,022)	(2,590)
Net cash provided by (used for) financing activities	90,203	(11,572)
Net increase (decrease) in cash and cash equivalents	26,041	(3,401)
Cash and cash equivalents at beginning of period	3,750	7,151
Cash and cash equivalents at end of period	$29,791	$3,750

This press release contains, and our conference call will include, references to unaudited adjusted earnings before interest, taxes depreciation and amortization (EBITDA), a non-GAAP financial measure.  We have adjusted EBITDA to reflect the non-cash or non-recurring nature of some of the charges taken in 2006.  The following table provides a reconciliation of adjusted EBITDA to net income.  Management believes adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes.  Additionally, management provides an adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a year-over-year and quarter-over-quarter basis.

	Three Months Ended			Year Ended December 31,
(In thousands) (Unaudited)	12/31/06	9/30/06	12/31/05	2006	2005

Net income	$12,773	$5,287	$4,494	$54,901	$32,182
Depreciation	1,027	590	596	3,714	2,274
Non-cash stock-based compensation expense	1,414	2,012	1,069	6,478	1,931
Minority interest	774	876	706	4,568	2,404
Interest expense	—	747	4,341	9,348	16,510
Loss on early extinguishment of debt	150	14,448	—	14,598	—
Interest income	(1,438)	(1,449)	(708)	(4,771)	(2,218)
Income tax expense	4,920	3,015	2,393	31,685	18,807
Adjusted earnings before interest, taxes, depreciation and amortization	$19,620	$25,526	$12,891	$120,521	$71,890

	Three Months Ended			Year Ended December 31,
	12/31/06	9/30/06	12/31/05	2006	2005

Ethanol revenue per gallon sold	$2.12	$2.37	$1.78	$2.18	$1.63

Corn cost per bushel	2.90	2.31	1.98	2.41	2.08
Yield (gallons per bushel) (1)	2.63	2.55	2.61	2.61	2.66
Bushels consumed	13.4	12.6	13.2	50.9	51.9
Co-product return % (2)	37.3%	47.1%	57.5%	44.7%	55.8%

Commodity spread (3)	1.42	1.89	1.46	1.67	1.28
Conversion cost per gallon produced	0.65	0.67	0.64	0.66	0.56
Freight/distribution cost per gallon sold	0.16	0.15	0.11	0.15	0.11

Inventory value per gallon	1.91	1.94	1.50	1.91	1.50
Inventory gallons (in millions)	30.0	42.0	31.6	30.0	31.6

(1)          Yield equals gallons produced divided by bushels consumed

(2)          Co-product return percentage equals co-product quarterly revenue divided by quarterly gross corn cost

(3)          Commodity spread equals revenue per gallon sold less net corn costs

Cost of Goods Sold Breakout

	Three Months Ended			Year Ended December 31,
(In millions)	12/31/06	9/30/06	12/31/05	2006	2005

Gross corn costs	$38.9	$29.1	$26.1	$122.5	$108.1
Conversion costs	23.0	21.2	21.9	87.2	77.2
Depreciation	1.0	0.6	0.6	3.7	2.3
Freight/distribution costs	30.7	24.5	17.5	101.7	57.8
Inventory change
Volume (1)	23.3	(25.2)	(18.2)	0.4	(28.3)
Price (2)	0.9	10.5	5.4	(10.3)	0.1
Other (3)	0.3	(1.4)	0.7	—	1.0
Total inventory change	24.5	(16.1)	(12.1)	(9.9)	(27.2)

Purchased ethanol and pass through taxes	287.4	320.4	215.1	1,155.6	629.9
Total cost of goods sold	$405.5	$379.7	$269.1	$1,460.8	$848.1

(1)          Volume = change in volume x previous quarters price

(2)          Price = change in price x current quarter volume

(3)          Other is made up of changes in co-product inventory and adjustment entries related to the timing of product unloading